Exhibit (b)(4)
THIRD AMENDMENT TO CREDIT AND GUARANTEE AGREEMENT
This Amending Agreement made as of August 1, 2006.
BETWEEN:
BARRICK GOLD CORPORATION, as Borrower
(the “Borrower”)

- and -
BARRICK GOLD CORPORATION, as Guarantor
(the “Guarantor”)
- and -
ROYAL BANK OF CANADA, as Administrative Agent
(the “Administrative Agent”)
- and -
RBC CAPITAL MARKETS, as Lead Arranger
- and -
CITIGROUP GLOBAL MARKETS INC., as Syndication Agent and Lead Arranger
(the “Syndication Agent”)
- and -
THE LENDERS PARTY HERETO
(the “Lenders”)
     WHEREAS the Borrower, the Guarantor, the Administrative Agent, Citibank Canada, as syndication agent, and certain financial institutions are parties to a credit and guarantee agreement dated as of April 29, 2002 as amended by an amending agreement dated as of May 2, 2003 and as further amended by an amending agreement dated as of July 27, 2005 (such agreement, as so amended, being the “Credit and Guarantee Agreement”);
     AND WHEREAS Citigroup Global Markets Inc. has replaced Citibank Canada as syndication agent and certain financial institutions have agreed to become a party to the Credit and Guarantee Agreement as amended by, and pursuant to, this Amendment;

     AND WHEREAS the parties hereto wish to amend the Credit and Guarantee Agreement in the manner set forth below;
     NOW THEREFORE THIS AGREEMENT WITNESSES THAT for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereby agree as follows:
ARTICLE 1
INTERPRETATION
1.1	Defined Terms
Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Credit and Guarantee Agreement. When used herein the term “Amendment” means this amendment to the Credit and Guarantee Agreement.
ARTICLE 2
AMENDMENTS TO CREDIT AND GUARANTEE AGREEMENT
2.1	Amendments to Definitions
(a)	The definitions of “Acknowledgment Letter” and “Information Memorandum’’ in Section 1.1 of the Credit and Guarantee Agreement are hereby deleted in their entirety.

(b)	The definition of “Applicable BA Discount Rate” in Section 1.1 of the Credit and Guarantee Agreement is amended by adding the words “,Other Eligible Canadian Lender” after the words “Schedule II Lender” in the first and second lines of part (b) of such definition.

(c)	The definition of “Applicable Commitment Fee Rate” in Section 1.1 of the Credit and Guarantee Agreement is hereby deleted and replaced with the following:

“Applicable Commitment Fee Rate”: at any date, the applicable percentage per annum set forth below opposite the Status in effect on such date:

Status	Applicable Commitment Fee Rate
Level I	0.07%
Level II	0.08%

(d)	The definition of “Applicable Margin” in Section 1.1 of the Credit and Guarantee Agreement is hereby deleted and replaced with the following:

“Applicable Margin”: at any date, the applicable percentage per annum set forth below opposite the Status in effect on such date:

Status	Applicable Margin
	for all outstanding	Applicable Margin for all
	Loans when	outstanding Loans when
	aggregate outstanding	aggregate outstanding Loans are
	Loans are less than	greater than or equal to
	US$750,000,000 or	US$750,000,000 or the US$
	the US$ Equivalent	Equivalent
Level I	0.250%	0.300%
Level II	0.300%	0.350%
(e)	The definition of “BGM” in Section 1.1 of the Credit and Guarantee Agreement is amended by adding to the end of such definition the words “, together with its successors.”.

(f)	The definition of “Commitment” in Section 1.1 of the Credit and Guarantee Agreement is amended by adding the following at the end of such definition:

“and (f) as to any Other Eligible Canadian Lender and its Related US Lender (“Paired Other Lenders”), the several obligations of such Paired Other Lenders to make Committed Loans to the Borrowers hereunder in an Outstanding amount (for both such Paired Other Lenders in the aggregate) not to exceed the amount set forth opposite such Paired Other Lenders’ names on Schedule 1.1 (or, if applicable, in the relevant Assignment and Acceptance).”

(g)	The definition of “Fee Letter” in Section 1.1 of the Credit and Guarantee Agreement is hereby deleted and replaced with the following:

“Fee Letter”: the letter agreement dated June 22, 2006 between Barrick, Royal, Citigroup Global Markets Inc. and Citibank N.A. Canadian Branch, as the same may be amended, restated, supplemented or replaced from time to time.”.

(h)	The definition of “Lenders” in Section 1.1 of the Credit and Guarantee Agreement is amended by adding:

(i) the words “the lenders listed on Schedule 1.1 (or, if applicable, in the relevant Assignment and Acceptance) consisting of” immediately following the words “the collective reference to” in the first line of such definition;

(ii) the following at the end of the first sentence in such definition:

“and (g) the Other Eligible Canadian Lenders and their respective Related US Lenders.”; and
(iii) the words “Other Eligible Canadian Lender” after the words “Schedule II Lender” in the seventh and eleventh lines of such definition.

(i)	The definition of “LIBO Rate” in Section 1.1 of the Credit and Guarantee Agreement is amended by deleting the first sentence of such definition and replacing it with the following:

“LIBO Rate”: with respect to each LIBO Rate Committed Loan during a specified Interest Period and each LIBO Rate Auction Loan during a specified Auction Loan Period, the rate of interest determined by the Administrative Agent for deposits in US$ for a period equal to such Interest Period or Auction Loan Period, commencing on the first day of such Interest Period or Auction Loan Period by reference to the rate appearing on the Reuters LIBO page as of 11:00 A.M. London, England time two Business Days prior to the beginning of such Interest Period or Auction Loan Period.”

(j)	The definition of “Loan Documents” in Section 1.1 of the Credit and Guarantee Agreement is amended by deleting the words “Acknowledgement Letter,” from such definition.

(k)	The following definition is added to Section 1.1 of the Credit and Guarantee Agreement immediately after the definition of “Offshore Lending Office”:

“Other Eligible Canadian Lender” means any person that is not a Schedule I Lender, a Schedule II Lender or a Schedule III Lender but is able to establish to the satisfaction of the Administrative Agent and Barrick based on applicable law in effect on the date on which it becomes a Lender that such person is a resident of Canada for purposes of the Canadian Tax Act and, having established the foregoing, is identified as an “Other Eligible Canadian Lender” by reference opposite such Lender’s name on Schedule 1.1.”

(l)	The definition of “Paired Lenders” in Section 1.1 of the Credit and Guarantee Agreement is amended by adding the words “or Paired Other Lenders” at the end of such definition.

(m)	The following definition is added immediately after the definition of “Paired Lenders” in Section 1.1 of the Credit and Guarantee Agreement:

“Paired Other Lenders”: as defined in the definition of “Commitment”.”

(n)	The definition of “Related Canadian Lender” in Section 1.1 of the Credit and Guarantee Agreement is amended by adding the following at the end of such definition:

“and (d) the affiliate of such Lender which is an Other Eligible Canadian Lender”.

(o)	The definition of “Schedule II Reference Lenders” in Section 1.1 of the Credit and Guarantee Agreement is amended by replacing the words “J.P. Morgan Bank Canada and Deutsche Bank Canada” with the words “and J.P. Morgan Bank Canada”.

(p)	The definition of “Termination Date” in Section 1.1 of the Credit and Guarantee Agreement is amended by replacing the reference to “April 28, 2010” in such definition with a reference to “April 28, 2011”.

(q)	The definition of “Toronto Lending Office” in Section 1.1 of the Credit and Guarantee Agreement is amended by adding the words “Other Eligible Canadian Lender,” after the words “Schedule III Lender,” in the second line and in the ninth line of such definition.
2.2	Amendments to Other Sections of the Credit and Guarantee Agreement
(a)	Section 3.5(a) of the Credit and Guarantee Agreement is amended by adding the words “Other Eligible Canadian Lender,” after the words “Schedule III Lenders,” in the second line of such Section.

(b)	Section 5.1(a) of the Credit and Guarantee Agreement is amended by adding the words “Other Eligible Canadian Lenders,” after the words “Schedule III Lenders,” in the second line of such Section.

(c)	Section 5.9(b)(i) of the Credit and Guarantee Agreement is amended by adding the words “an Other Eligible Canadian Lender” after the words “Schedule II Lender” in the fourth line of such subsection.

(d)	Section 5.11(b)(i) of the Credit and Guarantee Agreement is amended by replacing the word “incorporated” where it appears in such subsection with the word “organized”.

(e)	Section 6.1(a)) of the Credit and Guarantee Agreement is amended by replacing the date “December 31, 2001” with the date “December 31,2005”.

(f)	The second sentence of Section 6.1(b) of the Credit and Guarantee Agreement is hereby deleted and replaced with the following:

“Except as described on Schedule 6.1 or as could not reasonably be expected to have a Material Adverse Effect, during the period from December 31, 2005 to and including August 1, 2006 there has been no sale, transfer or other disposition by Barrick or any of its consolidated Subsidiaries of any part of its business or property (determined on a consolidated basis) and no purchase or other acquisition of any business or property (including any Capital Stock of any other Person).”

(g)	Section 6.2 of the Credit and Guarantee Agreement is hereby deleted and replaced with the following:

“6.2 No Change

From December 31, 2005 to August 1, 2006, there has been no Material Adverse Change in the financial condition of Barrick as reflected in the December 31, 2005 consolidated audited financial statements of Barrick.”.

(h)	Subsections 10(e), 10(g)(i) and 10(i) of the Credit and Guarantee Agreement are amended by replacing each reference to “US$50,000,0000” therein with a reference to “US$75,000,000”.

(i)	Subsection 10(g)(ii) of the Credit and Guarantee Agreement is amended by replacing the reference to “US$100,000,000” therein with a reference to “US$150,000,000”.

(j)	Each of Section 11.6, the second paragraph of Section 12.2 and Section 12.5(a)(i) and (ii) of the Credit and Guarantee Agreement is amended by replacing each occurrence of the words “the Borrower” therein with the words “any Borrower”.

(k)	Section 11.9 of the Credit and Guarantee Agreement is amended by replacing each occurrence of the words “the Borrower” therein with the word “Barrick”.

(l)	Section 13.2 of the Credit and Guarantee Agreement is amended by replacing the address for Barrick contained therein with the following:
“Barrick Gold Corporation
BCE Place
TD Canada Trust Tower
Suite 3700
161 Bay Street
Toronto, Ontario M5J2S1
Canada
Attention:   Vice President, Capital and Corporate Finance
Fax:            (416) 861-0480”.
(m)	Section 13.4 of the Credit and Guarantee Agreement is amended by deleting the words “including without limitation, the Acknowledgement Letter,” from such Section.

(n)	Section 13.6(e) of the Credit and Guarantee Agreement is amended by replacing each occurrence of the words “the Borrower” therein with the words “the Borrowers”.
2.3	Amendment to Schedules and Exhibits
(a)	Each of Schedules 1.1, 6.1, 6.6, 8.8, 9.2, and 9.7 to the Credit and Guarantee Agreement is hereby deleted in its entirety and replaced with Exhibits A, B, C, D, E and F to this Amendment, respectively.

(b)	Each of the Exhibits to the Credit and Guarantee Agreement is amended by replacing “Citibank Canada, as Syndication Agent” with “Citigroup Global Markets Inc., as Syndication Agent”.

(c)	Exhibit E to the Credit and Guarantee Agreement is hereby deleted and replaced with the form of Exhibit E attached as Exhibit G to this Amendment.
ARTICLE 3
GUARANTOR’S CONSENT
3.1	Guarantor’s Consent
The Guarantor in its capacity as Guarantor under the Credit and Guarantee Agreement hereby acknowledges and consents to this Amendment and confirms that its guarantee as provided in the Credit and Guarantee Agreement shall continue in full force and effect notwithstanding the terms of this Amendment.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
4.1	Representations and Warranties
(a)	Each Loan Party that is a party hereto represents and warrants that:
(i)	It has the corporate power and authority, and the legal right, to make, deliver and perform this Amendment and has taken all necessary corporate action to authorize the execution, delivery and performance of this Amendment on the terms and conditions of this Amendment;

(ii)	No consent or authorization of any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment;

(iii)	This Amendment has been duly executed and delivered on behalf of such Loan Party; and

(iv)	This Amendment constitutes a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
(b)	Each Loan Party represents and warrants that each of the representations and warranties of such Loan Party contained in the Credit and Guarantee Agreement as amended by this Amendment or in any certificate, document or financial or other statement furnished by or on behalf of such Loan Party pursuant to or in connection with the Credit and Guarantee Agreement or this Amendment are true and correct (except, in the case of the representations set forth in Sections 6.1(a), 6.3(a), 6.4, 6.5(a), 6.6(a), 6.10, 6.11 and 6.12 of the Credit and Guarantee Agreement, where the failure to be true and correct could not be reasonably expected to have a Material Adverse Effect) on and as of the date hereof with the same effect as if made on the date hereof.
ARTICLE 5
RE-ALLOCATION AND OTHER AMENDMENTS
5.1	Re-allocation
The parties hereto acknowledge and confirm that notwithstanding any other term of the Credit and Guarantee Agreement or this Amendment, (i) the interest of each Lender that was party to the Credit and Guarantee Agreement immediately preceding the date of this Amendment (each, an “Original Lender”) in the currently outstanding LIBO Rate Committed Loan (the “Current Loan”) shall continue until August 14, 2006 (the “Loan Continuation Date”), such interest to be determined on the basis of each Original Lender’s Commitment Percentage in effect immediately preceding the date of this Amendment, (ii) no Lender that is not an Original Lender (or a permitted assignee of an Original Lender) shall have any interest in the Current Loan until the Current Loan is continued on the Loan Continuation Date, and (iii) no further Loans shall be available to any Borrower or made by any Lender until the Loan Continuation Date.
Concurrent with the continuation of the Current Loan on the Loan Continuation Date, (i) the Administrative Agent shall advise the Lenders on Schedule 1.1 to the Credit and Guarantee Agreement, as amended by this Amendment (each such Lender and its permitted assignees, if any, prior to the Loan Continuation Date, a “Current Lender”), of the amount required to be paid by any Current Lender to any other Current Lender in order to re-allocate the Original Lenders’ interests in respect of the Current Loan to the Current Lenders so that each Current Lender holds a percentage interest in the principal amount of the Current Loan equal to its Commitment Percentage on the Loan Continuation Date, (ii) the Current Lenders shall make such payments to each other as may be required to effect the foregoing re-allocation and (iii) such re-allocation shall be reflected in the Register maintained pursuant to Section 13.6(e) of the Credit and Guarantee Agreement so that the Borrower shall repay the Current Loan, as and when the same shall become due and payable in accordance with Section 5.4(a) of the Credit and Guarantee Agreement, for the account of each Lender in accordance with each Lender’s Commitment Percentage from time to time under the Credit and Guarantee Agreement, as amended by this Amendment and as may be further amended, supplemented or otherwise modified from time to time after the date hereof.
For greater certainty, amounts payable by the Borrower in respect of interest accrued on the Current Loan to the Loan Continuation Date shall be paid to the Administrative Agent solely for the account of the Original Lenders in accordance with their respective Commitment Percentages in effect immediately preceding the date of this Amendment.

5.2	Other Amendments
Except as expressly amended, modified and supplemented hereby, the provisions of the Credit and Guarantee Agreement are and shall remain in full force and effect.
ARTICLE 6
CONDITIONS PRECEDENT
6.1	Conditions to Effectiveness
The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:
(a)	Execution of Agreement. This Amendment shall have been executed and delivered by a duly authorized officer of each of Barrick, the Administrative Agent and each Lender listed on Exhibit A hereto.

(b)	Officers’ Certificate of Barrick. The Administrative Agent shall have received a certificate of Barrick, dated the date hereof, in form and substance satisfactory to the Administrative Agent and its counsel, with appropriate insertions and attachments, executed by a Responsible Officer and the Secretary of Barrick.

(c)	Legal Opinions. The Administrative Agent shall have received the executed legal opinion of Davies Ward Phillips & Vineberg LLP, Canadian counsel to Barrick, in form and substance satisfactory to the Administrative Agent and its counsel.

(d)	Certificate of Status. A certificate of status, good standing or like certificate issued by the appropriate governmental officials of the jurisdiction of Barrick’s incorporation.

(e)	Fees and Expenses. The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the date of this Amendment, including, reimbursement or payment of all costs and expenses required to be reimbursed or paid by the Borrowers under the Credit and Guarantee Agreement or under the Fee Letter.
ARTICLE 7
ADDITIONAL LENDERS
7.1	Additional Lenders
Each of Royal Bank of Scotland PLC, CIBC Inc., Canadian Imperial Bank of Commerce, Westpac Banking Corporation, Fortis Capital Corp. and Fortis Capital (Canada) Ltd. (each, an “Additional Lender”) has agreed to become a party to the Credit and Guarantee Agreement, pursuant to and as amended by this Amendment, as a Lender, effective as of the date of this Amendment. Each Additional Lender: (a) represents and warrants that it is legally authorized to enter into the Credit and Guarantee Agreement as amended by this Amendment; (b) confirms that it has received a copy of the Credit and Guarantee Agreement, together with copies of the financial statements delivered pursuant to Section 6.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to become a party to the Credit and Guarantee Agreement as amended by this Amendment; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit and Guarantee Agreement as amended by this Amendment or any other instrument or document furnished pursuant thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit and Guarantee Agreement as amended by this Amendment or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit and Guarantee Agreement as amended by this Amendment and will perform in accordance with its terms all the obligations which by the terms of the Credit and Guarantee Agreement as amended by this Amendment are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 5.11(b) of the Credit and Guarantee Agreement.
Royal Bank of Scotland PLC hereby represents and warrants to the Administrative Agent that it will lend to a Canadian Borrower through an Unpaired Non-Canadian Foreign Lender and will lend to a U.S. Borrower through a U.S. Lender, and agrees that it will notify the Administrative Agent in writing promptly in the event that there is a change to the status of any such Lender.
CIBC Inc. hereby represents and warrants to the Administrative Agent that it will lend to a U.S. Borrower through a U.S. Lender, and agrees that it will notify the Administrative Agent in writing promptly in the event that there is a change to the status of such Lender.
Canadian Imperial Bank of Commerce hereby represents and warrants to the Administrative Agent that it will lend to a Canadian Borrower through a Canadian Lender and agrees that it will notify the Administrative Agent in writing promptly in the event that there is a change to the status of such Lender.
Westpac Banking Corporation hereby represents and warrants to the Administrative Agent that it will lend to a Canadian Borrower through an Unpaired Non-Canadian Foreign Lender and will lend to a U.S. Borrower through a U.S. Lender, and agrees that it will notify the Administrative Agent in writing promptly in the event that there is a change to the status of any such Lender.
Fortis Capital Corp. hereby represents and warrants to the Administrative Agent that it will lend to a U.S. Borrower through a U.S. Lender, and agrees that it will notify the Administrative Agent in writing promptly in the event that there is a change to the status of such Lender.
Fortis Capital (Canada) Ltd. hereby represents and warrants to the Administrative Agent that it will lend to a Canadian Borrower through a Canadian Lender and agrees that it will notify the Administrative Agent in writing promptly in the event that there is a change to the status of such Lender.

ARTICLE 8
GOVERNING LAW
8.1	Governing Law
This Amendment shall be governed and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.
ARTICLE 9
MISCELLANEOUS PROVISIONS
9.1	Miscellaneous
(a)	In this Amendment, unless there is something in the subject matter or context inconsistent therewith, “this agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Amendment and not to any particular section or other portion hereof.

(b)	This Amendment is an amendment to the Credit and Guarantee Agreement within the meaning of such agreement.

(c)	This Amendment may be executed in counterparts, each of which shall constitute an original and all of which when taken together shall constitute one and the same instrument.

(d)	Each party shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, such further acts, deeds, mortgages, transfers and assurances as are reasonably required for the purpose of accomplishing and effecting the intention of this Amendment.

IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed and delivered by the proper duly authorized officers as of the date and year first above written.

BARRICK GOLD CORPORATION, as a Borrower
By:	/s/ Ammar Al-Joundi
	Name:	Ammar Al-Joundi
	Title:	Senior Vice President, Finance

By:	/s/ Sybil E. Veenman
	Name:	Sybil E. Veenman
	Title:	VP, Assistant General Counsel and Secretary

BARRICK GOLD CORPORATION, as a Guarantor
By:	/s/ Ammar Al-Joundi
	Name:	Ammar Al-Joundi
	Title:	Senior Vice President, Finance

By:	/s/ Sybil E. Veenman
	Name:	Sybil E. Veenman
	Title:	VP, Assistant General Counsel and Secretary

ROYAL BANK OF CANADA, as Administrative Agent
By:	/s/ David Wheatley
	Name:	David Wheatley
	Title:	Manager, Agency

By:
Name:
Title:

CITIGROUP GLOBAL MARKETS INC., as Syndication Agent
By:	/s/ Wajeeh Faheem
	Name:	Wajeeh Faheem
	Title:	Authorized Signatory

By:
Name:
Title:

THE LENDERS: ROYAL BANK OF CANADA
By:	/s/ Stam Fountoulakis
	Name:	Stam Fountoulakis
	Title:	Authorized Signatory

ROYAL BANK OF CANADA, Acting Through A New York Branch
By:	/s/ Dustin Craven
	Name:	Dustin Craven
	Title:	Attorney-in-Fact

CITIBANK, N.A., Canadian branch
By:	/s/ Roderick Smith
	Name:	Roderick Smith
	Title:	Authorized Signer

By:
Name:
Title:

CITIBANK, N.A.
By:	/s/ Bill Martens
	Name:	Bill Martens
	Title:	Vice President

By:
Name:
Title:

DEUTSCHE BANK AG, CANADA BRANCH
By:	/s/ Robert A. Johnston
	Name:	Robert A. Johnston
	Title:	Vice President

By:	/s/ Paul M. Jurist
	Name:	Paul M. Jurist
	Title:	Managing Director & Principal Officer

DEUTSCHE BANK AG, NEW YORK BRANCH
By:	/s/ Marcus Tarkington
	Name:	Marcus Tarkington
	Title:	Director

By:	/s/ Rainer Meier
	Name:	Rainer Meier
	Title:	Vice President

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH
By:	/s/ Sara Collins
	Name:	Sara Collins
	Title:	Vice President

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.
By:	/s/ Drew McDonald
	Name:	Drew McDonald
	Title:	Vice President

By:
Name:
Title:

THE BANK OF NOVA SCOTIA
By:	/s/ Ray Clarke
	Name:	Ray Clarke
	Title:	DIRECTOR

By:	/s/ Bob Deol
	Name:	Bob Deol
	Title:	Associate

BANK OF MONTREAL (Toronto Lending Office)
By:	/s/ R. Wright
	Name:	R. Wright
	Title:	DIRECTOR

BANK OF MONTREAL (Chicago Lending Office)
By:	/s/ R. Wright
	Name:	R. Wright
	Title:	DIRECTOR

HSBC BANK USA, NATIONAL ASSOCIATION (TORONTO BRANCH)
By:	/s/ Margaret Lane
	Name:	MARGARET LANE
	Title:	AUTHORIZED SIGNATORY

By:	/s/ Jody Sanderson
	Name:	JODY SANDERSON
	Title:	AUTHORIZED SIGNATORY

HSBC BANK USA, NATIONAL ASSOCIATION
By:	/s/ Jeffrey Roth
	Name:	JEFFREY ROTH
	Title:	VP

By:	/s/ P. E. Kavanagh
	Name:	P. E. Kavanagh
	Title:	SVP

UBS AG CANADA BRANCH
By:	/s/ Amy Fung
	Name:	Amy Fung
	Title:	Director

By:	/s/ Paul Sinclair
	Name:	Paul Sinclair
	Title:	Executive Director

UBS LOAN FINANCE LLC
By:	/s/ Richard L. Tavrow
	Name:	Richard L. Tavrow
	Title:	Director Banking Products Services, US

By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director Banking Products Services, US

MORGAN STANLEY SENIOR FUNDING, INC.
By:	/s/ Todd Vannucci
	Name:	Todd Vannucci
	Title:	Vice President

By:
Name:
Title:

MORGAN STANLEY SENIOR FUNDING (NOVA SCOTIA) CO.
By:	/s/ Todd Vannucci
	Name:	Todd Vannucci
	Title:	Vice President

By:
Name:
Title:

SOCIÉTÉ GÉNÉRALE (CANADA)
By:	/s/ Robert Page
	Name:	Robert Page
	Title:	DIRECTOR

By:	/s/ Paul Prinavesi
	Name:	Paul Prinavesi
	Title:	VICE PRESIDENT

SOCIÉTÉ GÉNÉRALE
By:	/s/ Chris Henstock
	Name:	Chris Henstock
	Title:	DIRECTOR

By:
Name:
Title:

BANK OF TOKYO — MITSUBISHI UFJ,
(CANADA)

By:	/s/ M. Izaki Name: M. Izaki
Title: Executive Vice President

By:	/s/ J. Clements Name: J. Clements
Title: AVP Senior Credit Analyst

THE BANK OF TOKYO — MITSUBISHI
UFJ, LTD., New York Branch

By:	/s/ Christian A. Glodeno Name: Christian A. Glodeno
Title: Authorized Signatory

By:
Name:
Title:

BNP PARIBAS (CANADA)

By:	/s/ Allan Fordyee Name: Allan Fordyee
Title: Director

By:	/s/ Michael Gosselin Name: Michael Gosselin
Title: Managing Director

BNP PARIBAS,
Acting Through Its Houston Agency

By:	/s/ Larry Robinson Name: Larry Robinson
Title: Director

By:	/s/ Polly Schott Name: Polly Schott
Title: Vice President

CREDIT SUISSE, TORONTO BRANCH

By:	/s/ Bruce F. Wetherly Name: Bruce F. Wetherly
Title: Director, CREDIT SUISSE, TORONTO BRANCH

By:	/s/ Steve W. Fuh Name: Steve W. Fuh
Title: Vice President

CREDIT SUISSE,
CAYMAN ISLANDS BRANCH

By:	/s/ Cassandra Droogan Name: CASSANDRA DROOGAN
Title: VICE PRESIDENT

By:	/s/ Denise L. Alvarez Name: DENISE L. ALVAREZ
Title: ASSOCIATE

BANK OF AMERICA, N.A., Canada Branch

By:	/s/ Nelson Lam Name: Nelson Lam
Title: Vice President

BANK OF AMERICA, N.A.

By:	/s/ Jeffrey A. Armitage Name: Jeffrey A. Armitage
Title: Senior Vice President

BARCLAYS BANK PLC

By:	/s/ David Barton Name: David Barton
Title: Associate Director

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ David Ellis Name: DAVID ELLIS
Title: ASSOCIATE DIRECTOR

By:
Name:
Title:

CANADIAN IMPERIAL BANK OF COMMERCE
By:	/s/ Jens Paterson
	Name:	Jens Paterson
	Title:	Director

By:	/s/ Scott Curtls
	Name:	Scott Curtls
	Title:	Managing Director

CIBC INC. (New York Lending Office)
By:
Name:
Title:

By:
Name:
Title:

CANADIAN IMPERIAL BANK OF COMMERCE
By:
Name:
Title:

By:
Name:
Title:

CIBC INC.
By:	/s/ Dominic J. Sorresso
	Name:	Dominic J. Sorresso
	Title:	Executive Director

CIBC World Markets Corp., as Agent

FORTIS CAPITAL (CANADA) LTD.
By:	/s/ Diran Cholakian
	Name:	Diran Cholakian
	Title:	Senior Vice President

By:	/s/ Catherine Gilben
	Name:	Catherine Gilben
	Title:	Vice President

FORTIS CAPITAL CORP.
By:	/s/ John W. Deegan
	Name:	John W. Deegan
	Title:	Senior Vice President

By:	/s/ Steven Silverstein
	Name:	Steven Silverstein
	Title:	Vice President

WESTPAC BANKING CORPORATION
By:	/s/ Isaac Rankin
	Name:	Isaac Rankin
	Title:	Head of Relationship Management

EXHIBIT A
SCHEDULE 1.1 TO
CREDIT AGREEMENT
COMMITMENTS AND ADDRESSES OF LENDERS

Name and Address of Lender	Amount of Commitment
Toronto Lending Office:
Citibank, N.A. Canadian Branch
Citibank Plaza
123 Front Street West
Toronto, Ontario, Canada M5J 2M3
Fax: (416) 947-5462	US$150,000,000

New York Lending Office:
Citibank, N.A.
399 Park Avenue
New York, NY, USA 10043
Fax: (416) 947-5802

Toronto Lending Office:
Royal Bank of Canada
Global Banking Service Centre
20 King Street West, 7th Floor
Toronto, Ontario, Canada M5H 1C4
Fax: (416) 842-4023	US$150,000,000

New York Lending Office:
Royal Bank of Canada
New York Branch
One Liberty Plaza, 3rd Floor
165 Broadway
New York, NY 10006-1404
Fax: (212) 428-2372

Name and Address of Lender	Amount of Commitment
Toronto Lending Office:
Deutsche Bank AG, Canada Branch
222 Bay Street, Suite 1100
Toronto, Ontario, Canada M5K 1E7
Fax: (416) 682-8484

New York Lending Office:	US$105,000,000
Deutsche Bank AG,
New York Branch and/or Cayman Islands Branch
Services New Jersey, Inc.
90 Huston Street
Jersey City, NJ 07311
Fax: (201) 593-2313 and (212) 593-2213

Toronto Lending Office:
JPMorgan Chase Bank, N A., Toronto Branch
c/o J.P. Morgan Bank Canada
200 Bay Street, Suite 1800
Royal Bank Plaza, South Tower
Toronto, Ontario M5J 2J2
Fax: 416-981-9138	US$105,000,000

New York Lending Office:
JPMorgan Chase Bank, N.A.
Loan & Agency Services
1111 Fannin Street, 10th Floor
Houston, Texas 77002-6925
Fax: 713-750-2666

Toronto Lending Office:
The Bank of Nova Scotia
Scotia Plaza
44 King Street West
Toronto, Ontario, Canada M5H 1H1
Fax: (416) 866-6489	US$105,000,000

New York Lending Office:
The Bank of Nova Scotia Atlanta Agency
600 Peachtree Street, N.E., Suite 2700
Atlanta, GA, USA 30308
Fax: (404) 888-8998

Name and Address of Lender	Amount of Commitment
Toronto Lending Office:
Bank of Montreal
Investment & Corporate Banking
1 First Canadian Place, Fourth floor
Toronto, Ontario M5X 1H3
Fax: 416-359-7796	US$105,000,000

New York Lending Office:
Bank of Montreal
115 South LaSalle Street, 11th Floor
Chicago, IL, USA 60603
Fax: (312) 750-4304

Toronto Lending Office:
HSBC Bank USA National Association (Toronto Branch)
70 York Street, 4th Floor Toronto, Ontario, Canada M5J 1S9
Fax: (716) 841-0269

New York Lending Office:
HSBC Bank USA, National Association
452 Fifth Avenue, Tower 9 New York, NY 10018
Fax: (416) 947-5802	US$105,000,000

Toronto Lending Office:
UBS AG Canada Branch
161 Bay Street Suite 4100, BCE Place
Toronto, Ontario M5J 2S1
Fax: 416 364-1221	US$75,000,000

New York Lending Office:
UBS Loan Finance LLC
677 Washington Blvd., 6th Floor
Stamford, CT, USA 06912
Fax: (203) 719-3888

Name and Address of Lender	Amount of Commitment
Toronto Lending Office:
Morgan Stanley Senior Funding (Nova Scotia) Co.
Suite 900, 1959 Upper Water Street
Halifax, NS B3J 2X2
Fax: (718) 754-7249

Morgan Stanley Senior Funding (Nova Scotia) Co. is hereby identified as an Other Eligible Canadian Lender	US$75,000,000

New York Lending Office:
Morgan Stanley Senior Funding, Inc.
1585 Broadway
New York, NY, USA 10036
Fax: (212) 761-0322

Toronto Lending Office:
Société Générale (Canada)
1501 McGill College Avenue
Suite 1800
Montreal, PQ, Canada H3A 3M8
Fax: (514) 841-6250	US$75,000,000

New York Lending Office:
Société Générale
1221 Avenue of the Americas
New York, NY, USA 10020
Fax: (212) 278-7462

Toronto Lending Office:
Bank of Tokyo — Mitsubishi UFJ (Canada)
200 Bay Street, Royal Bank Plaza
South Tower, Suite 1700
Toronto, Ontario, Canada M5J 2J1
Fax: (416) 865-9511	US$75,000,000

New York Lending Office:
The Bank of Tokyo — Mitsubishi UFJ, Ltd.,
New York Branch
1251 Avenue of the Americas
New York, NY 10020-1104
Fax: (212) 782-6440

Name and Address of Lender	Amount of Commitment
Toronto Lending Office:
BNP Paribas (Canada)
77 King Street West
Suite 4100
P.O. Box 31
T.D. Centre
Toronto, ON M5K 1N8
Fax: (416) 947-3538	US$75,000,000

New York Lending Office:
BNP Paribas
1200 Smith Street
Suite 3100
Houston, TX, USA 77002
Fax: (713) 659-6915

Toronto Lending Office:
Credit Suisse, Toronto Branch
One First Canadian Place
Suite 3000
Toronto, Ontario
M5X 1C9
Fax: (416) 352-4688	US$50,000,000

New York Lending Office:
Credit Suisse, Cayman Islands Branch
11 Madison Avenue
New York, NY 10010
Fax: (212) 538-6851

Toronto Lending Office:
Bank of America, N.A., Canada Branch
200 Front St. West, 27th Floor
Toronto, Ontario, Canada M5V 3L2
Fax: (416) 349-4283	US$50,000,000

New York Lending Office:
Bank of America N.A.
Building B 2001 Clayton Rd
Concord, CA, USA 94520-2405
Fax: (416) 349-4283

Name and Address of Lender	Amount of Commitment
Offshore Lending Office:
Barclays Bank PLC
200 Park Avenue
New York, NY, USA
Fax: (212) 412-4029	US$50,000,000

New York Lending Office:
Barclays Bank PLC
200 Park Avenue
New York, NY, USA
Fax: (212) 412-4029

Offshore Lending Office:
The Royal Bank of Scotland PLC
8th Floor
135 Bishopsgate
London
EC2M 3UR
Fax: 44 (0) 207 085 8282	US$50,000,000

New York Lending Office:
The Royal Bank of Scotland PLC
101 Park Avenue,
NY 10178
Fax: (212) 401-1494

Toronto Lending Office:
Canadian Imperial Bank of Commerce
161 Bay Street
8th Floor
Toronto, ON M5J 2S8
Fax: (416) 594-8347	US$50,000,000

New York Lending Office:
CIBC Inc.
CIBC World Markets Corp.
300 Madison Avenue
New York, NY 10017
Fax: 212-856-3761

Name and Address of Lender	Amount of Commitment
Toronto Lending Office:
Fortis Capital (Canada) Ltd.
330 5th Avenue S.W., Suite 2900
Calgary, Alberta T2P 0L4
Fax: (403) 514-6923

Fortis Capital (Canada) Ltd. is hereby identified as an Other Eligible Canadian Lender	US$25,000,000

New York Lending Office:
Fortis Capital Corp.
520 Madison Ave
3rd Floor
New York, NY 10022
Fax: (212) 340-5320

Offshore Lending Office:
Westpac Banking Corporation
575 Fifth Avenue
39th Floor
New York, NY 10017-2422
Fax: (212) 551-2762	US$25,000,000

New York Lending Office:
Westpac Banking Corporation
575 Fifth Avenue
39th Floor
New York, NY 10017-2422
Fax: (212) 551-2762

EXHIBIT B
SCHEDULE 6.1 TO
CREDIT AGREEMENT
GUARANTEE OBLIGATIONS
None

EXHIBIT C
SCHEDULE 6.6 TO
CREDIT AGREEMENT
LITIGATION
Wagner Complaint
On June 12, 2003, a complaint was filed against Barrick and several of its current or former officers in the U.S. District Court for the Southern District of New York. The complaint is on behalf of Barrick shareholders who purchased Barrick shares between February 14, 2002 and September 26, 2002. It alleges that Barrick and the individual defendants violated U.S. securities laws by making false and misleading statements concerning Barrick’s projected operating results and earnings in 2002. The complaint seeks an unspecified amount of damages. Other parties on behalf of the same proposed class of Barrick shareholders filed several other complaints, making the same basic allegations against the same defendants. In September 2003, the cases were consolidated into a single action in the Southern District of New York. The Plaintiffs filed a Consolidated and/or Amended Complaint on November 5, 2003. On January 14, 2004, Barrick filed a motion to dismiss the complaint. On September 29, 2004, the Court issued an order granting in part and denying in part Barrick’s motion to dismiss the action. The Court granted the plaintiffs leave to file a Second Amended Complaint, which was filed on October 20, 2004. The Plaintiffs filed a Third Amended Complaint on January 6, 2005. On May 23, 2005, Barrick filed a motion to dismiss part of the Third Amended Complaint. On January 31, 2006, the Court issued an order granting in part and denying in part Barrick’s motion to dismiss. On March 10, 2006, Barrick moved for reconsideration of a portion of the Court’s January 31, 2006 Order. On April 3, 2006, plaintiffs moved for reconsideration of a portion of the Court’s January 31, 2006 Order. We intend to defend the action vigorously. No amounts have been accrued for any potential loss under this complaint.
Wilcox Complaint
On September 8, 2004, two of our U.S. subsidiaries, Homestake Mining Company of California (“Homestake California”) and Homestake Mining Company (“Homestake”) were served with a First Amended Complaint by persons alleging to be current or former residents of a rural area near the former Grants Uranium Mill. The Complaint, which was filed in the U.S. District Court for the District of New Mexico, named Homestake and Homestake California, along with an unspecified number of unidentified defendants, as defendants. The plaintiffs allege that they have suffered a variety of physical, emotional and financial injuries as a result of exposure to radioactive and other hazardous substances. The Complaint seeks an unspecified amount of damages. On November 25, 2005, the Court issued an order granting in part and denying in part a motion to dismiss the claim. The Court granted the motion and dismissed plaintiffs’ claims based on strict and absolute liability and ruled that plaintiffs’ state law claims are pre-empted by the Price-Anderson Act. Plaintiffs filed a Third Amended Complaint on April 10, 2006, which increased the number of plaintiffs from 26 to 28 and omitted the claims previously dismissed by the Court, but otherwise did not materially alter the claims asserted. An Initial Scheduling Order has been issued by the Court. We intend to defend the action vigorously. No amounts have been accrued for any potential loss under this complaint.
Cowal Project
Opponents of Barrick’s Cowal project continue to pursue various claims, legal proceedings and complaints against the project and the Company’s compliance with its permits and licenses. Such actions have the potential to affect the timing of the mine construction schedule. Barrick has and will continue to vigorously defend such actions. No amounts have been accrued for any potential loss under this complaint.
Placer Dome Litigation and Claims
Through the acquisition of Placer Dome we inherited certain pre-existing litigation and claims that are described in this note. We are presently assessing these pre-acquisition contingencies and we expect that the preliminary assessments at March 31, 2006 will be finalized later in 2006. Consequently, it is possible that our final assessment of these matters, including the required amounts of recorded liabilities and related disclosures may differ from the preliminary positions.
Golden Sunlight Mine
Placer Dome’s subsidiary, Golden Sunlight Mines, Inc. is presently a co-defendant with the Montana Department of Environmental Quality (“DEQ”) in a lawsuit filed in the Montana District Court by five environmental groups against the Record of Decision that was issued by the DEQ on June 29, 1998. The lawsuit alleges that the permit approving the pit expansion violates certain Montana regulations and the Montana Constitution because it did not include certain reclamation requirements, primarily the partial backfilling of the open pit, the cost of which has been estimated at approximately $55 million. The matter remains pending before the courts in Montana. No accruals have been made for the potential cost of the partial back-fill option.
Marcopper Mine Complaint
Placer Dome and Marcopper Mining Corporation (“Marcopper”) are named as defendants (the “Defendants”) in two complaints detailed below (the “Complaints”) filed in the Regional Trial Court (the “Court”), Fourth Judicial Region, Boac, Marinduque, Philippines respecting the alleged damages arising from the mining operations of the Marcopper mine. The Marcopper mine is located on the island province of Marinduque, 165 kilometers southeast of Manila in the Philippines. Since the commissioning of the Marcopper mine in 1969, the mine has been owned and operated by Marcopper. The Marcopper mine ceased mining operations in 1996. Placer Dome indirectly owned a minority shareholding in Marcopper until it divested all of its interests in Marcopper in 1997.
In April 2001, a complaint was filed in the Court (the “Mogpog Complaint”) by Rita Natal and 60 other individuals (the “Mogpog Plaintiffs”) against the Defendants. The claim made against the Defendants is for recovery of damages in the total amount of P41,193,267 (approximately US$750,000) arising from alleged tortious acts and omissions by the Defendants that contributed to the siltation and flooding of the Mogpog River in Marinduque, Philippines. The Mogpog Plaintiffs also seek an order for the closure and removal of the Marcopper Mine dumps and an order compelling the complete rehabilitation and restoration of the Mogpog River to its natural state. In July 2004, the Court dismissed the case on its own motion on grounds that the Mogpog Plaintiffs had not complied with the Court’s prior orders with respect to service of the Mogpog Complaint and had not diligently prosecuted the case. In August 2004, the Plaintiffs filed a motion for reconsideration of the dismissal order. By order issued November 22, 2004, the Court granted the motion for reconsideration reinstating the claims against Marcopper only and dismissing the motion against Placer Dome. Subject to appeal, the case stands dismissed against Placer Dome. No appeal has been commenced by the Mogpog Plaintiffs. To date, the Court has not affected service of the Mogpog Complaint on Placer Dome. Based on evaluations of the Mogpog Complaint and the applicable law, management believes that Placer Dome should not be liable for damages or held responsible for other claims.
In July 2004, a complaint was filed in the Court (the “Calancan Bay Complaint”) framed as a proposed class action against the Defendants for alleged total damages of P49.192 billion (approximately US$900 million) relating to the deposit of tailings from the Marcopper Mine into Calancan Bay (located off the northern part of Marinduque). The class of plaintiffs (the “Calancan Bay Plaintiffs”) are fishermen who are residents of barangays (communities) that surround Calancan Bay. The Calancan Bay Plaintiffs also claim to be suing on behalf of future generations of unborn Calancan Bay residents. Among other matters, the Calancan Bay Complaint alleges that the Defendants’ decision to deposit mine tailing into Calancan Bay over a 16 year period has resulted in serious health problems and a general loss of livelihood. To date, the Court has not affected service of the Calancan Bay Complaint on Placer Dome. Management believes based on the applicable law, that the case is not suitable for determination as a class action, that the damages alleged are significantly overstated and that, in any event, Placer Dome should not be liable for such damages. If the Calancan Bay Complaint proceeds, the company intends to vigorously defend against all claims made. No amounts have been accrued for any potential loss under either the Mogpog Complaint or the Calancan Bay Complaint in the preliminary purchase price allocation.
Marinduque Complaint
Placer Dome, has been named the sole defendant in a Complaint filed on October 4, 2005, by the Provincial Government of Marinduque, an island province of the Philippines (“Province”), with the District Court in Clark County, Nevada. The action was removed to the Nevada Federal District Court on motion of Placer Dome. The Province seeks “to recover damages for injuries to the natural, ecological and wildlife resources within its territory”, but “does not seek to recover damages for individual injuries sustained by its citizens either to their persons or their property”. In addition to damages for injury to natural resources, the Province seeks compensation for the costs of restoring the environment, an order directing Placer Dome to undertake and complete “the remediation, environmental cleanup, and balancing of the ecology of the affected areas,” and payment of the costs of environmental monitoring. The Complaint addresses the discharge of mine tailings into Calancan Bay, the 1993 Maguila-guila dam breach, the 1996 Boac river tailings spil, and alleged past and continuing damage from acid rock drainage. The Complaint asserts that Placer Dome is responsible for alleged environmental degradation with consequent economic damages and impacts to the environment in the vicinity of the Marcopper mine that was owned and operated by Marcopper Mining Corporation (“Marcopper”). Placer Dome indirectly owned a minority shareholding of 39.9% in Marcopper until the divestiture of its shareholding in 1997.

At the time of the amalgamation of Placer Dome and Barrick Gold Corporation, a variety of motions were pending before the District Court, including motions to dismiss the action for lack of personal jurisdiction and for forum non conveniens (improper choice of forum). However, on June 29, 2006, the Province filed a Motion to join Barrick Gold Corporation as an additional named Defendant and for leave to file a Third Amended Complaint. The company has until August 16, 2006 to respond to these new motions from the Province. We will challenge the claims of the Province on various grounds and otherwise vigorously defend the action. No amounts have been accrued for any potential loss under the complaint in the preliminary purchase price allocation.
Lawyers Environmental Action Team (“LEAT”) Complaint
On July 29th, 2003, LEAT filed a complaint (the “Complaint”) with the Tanzanian Commission for Human Rights and Good Governance (“the Commission”) in its own capacity as well as allegedly on behalf of some 1,260 former small-scale miners, peasant farmers and land owners (collectively, the “Complainants”) against Placer Dome and a number of high-ranking Tanzanian government officials and former officials (collectively, the “Respondents”). The Complaint is founded on alleged human and constitutional rights violations by the Respondents arising from the allegedly forced eviction of the Complainants from the North Mara mine site property (the “Property”).
Several types of relief are being sought by the Complainants from the Commission, including a request to convene a public hearing in order to obtain fair and reasonable compensation of approximately $51 million (primarily relating to alleged property damages of the Complainants as a result of their eviction from the Property), and an order requiring the Tanzanian Minister of Energy and Minerals to suspend or cancel any mineral rights granted to Placer Dome and to “afresh” the Agreement between Placer Dome and the Tanzanian Government concerning the payment of royalties, taxes and other charges (with a view to increasing such amounts to be paid). The Commission has convened a hearing on certain preliminary issues respecting the Complaint. Management believes, on balance, that the Complaint will not be successful and, in particular, that it will not adversely impact Placer Dome’s title to its mining concessions. No amounts have been accrued for any potential loss under the complaint in the preliminary purchase price allocation.
Porgera Complaint
In early 2006, a summons was served on, among others, certain of the participants in the Porgera mine joint venture, including Placer Dome (PNG) Limited (which holds a 50% interest in, and is manager of, the joint venture), and various governmental entities in a lawsuit (the “Complaint”) brought in the courts of Papua New Guinea by a number of individuals. The Complaint, which was filed ostensibly as a class action, alleges that the Porgera mine joint venture has been improperly discharging wastes and other contaminants into the Porgera River and adjacent areas, causing damage to human health and the environment. The damages sought are unspecified. This matter is at a very preliminary stage and there are a number of fundamental deficiencies and irregularities in the Writ of Summons and the Statement of Claim. Should the matter proceed, it is anticipated that the defendants will challenge the Complaint and otherwise vigorously defend the action. No amounts have been accrued for any potential loss under the complaint in the preliminary purchase price allocation.

EXHIBIT D
SCHEDULE 8.8 TO
CREDIT AGREEMENT
SIGNIFICANT SUBSIDIARIES

Subsidiary	Jurisdiction of Incorporation

Barrick Goldstrike Mines Inc.	Colorado

Bargold Corporation	Delaware

Homestake Nevada Corporation	California

Barrick Gold Inc. (formerly Homestake Canada Inc.)	Ontario

Plutonic Operations Limited	New South Wales, Australia

EXHIBIT E
SCHEDULE 9.2 TO
CREDIT AGREEMENT
EXISTING LIENS
1.	Leases, subleases, royalties or other similar rights in land granted to or reserved by others prior to August 1, 2006, in each case in the ordinary course of business and not in connection with the incurrence of Indebtedness for borrowed money, so long as Barrick or the relevant Subsidiary has retained title to, or other right to use and enjoy any assets of the type described in Section 6.8 encumbered thereby to the extent contemplated by said Section 6.8.

EXHIBIT F
SCHEDULE 9.7 TO
CREDIT AGREEMENT
EXISTING INDEBTEDNESS
None

EXHIBIT G
EXHIBIT E
TO CREDIT AGREEMENT
[FORM OF ASSIGNMENT AND ACCEPTANCE]
ASSIGNMENT AND ACCEPTANCE
          Reference is made to the Credit and Guarantee Agreement, dated as of April 29, 2002 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Barrick Gold Corporation (“Barrick”), each Subsidiary Borrower party thereto, the Lenders named therein, Royal Bank of Canada, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and Citibank Canada, as Syndication Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
          The Assignor(s) identified on Schedule I hereto (the “Assignor”) and the Assignee(s) identified on Schedule I hereto (the “Assignee”) agree as follows:
1.	The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule I hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule I hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule I hereto.

2.	The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Barrick, any of its Subsidiaries or any other obligor, or the performance or observance by Barrick, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

3.	The Assignee (a) represents and warrant’s that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 6.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 5.1l(b) of the Credit Agreement.

4.	The effective date of this Assignment and Acceptance shall be the Effective Date of Assignment described in Schedule I hereto (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5.	Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

6.	From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

7.	This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

8.	Each of the Assignee and Assignor represents and warrants that this assignment of the Assigned Interest complies in all respects with the provisions of Section 13.6(d) of the Credit Agreement.

9.	The Assignee hereby represents and warrants to the Administrative Agent and the Assignor that the Assignee will lend to a Canadian Borrower through a [Canadian Lender/Unpaired Non-Canadian Foreign Lender/Tax-Exempt Foreign Lender] and will lend to a U.S. Borrower through a [U.S. Lender/Unpaired Non-U.S. Foreign Lender/Tax-Exempt Foreign Lender], and agrees that it will notify the Administrative Agent in writing promptly in the event that there is a change to the status of any such Lender.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule I hereto.